Exhibit 8.2

October 20, 2026

Personalis, Inc.

6600 Dumbarton Circle

Fremont, California 94555

Ladies and Gentlemen:

We have acted as counsel to Personalis, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 20, 2026, by and among Tempus AI, Inc., a Nevada corporation (“Parent”), Aviary Development, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub I”), Toucan Development, LLC, a Nevada limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”) and the Company. Pursuant to the Merger Agreement, Merger Sub I will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct, wholly-owned subsidiary of Parent. Immediately after the First Merger, the Company shall merge with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger as a direct, wholly-owned subsidiary of Parent. All section references, unless otherwise indicated, are to the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This opinion is being delivered in connection with the registration statement on Form S-4 (Registration No. 333-298668) filed by Parent with the Securities and Exchange Commission, including the proxy statement/prospectus contained therein. in connection with the Mergers, as amended or supplemented through the date hereof (the “Registration Statement”). Capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

In preparing this opinion, we have examined and relied upon the Merger Agreement, the Registration Statement, certain customary tax representation letters provided by the Company, on the one hand, and Parent, Merger Sub I and Merger Sub II, on the other hand (the “Tax Representation Letters”), and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

In rendering this opinion, we have assumed without investigation or verification that the facts and factual statements set forth in the Merger Agreement and the Registration Statement, or otherwise made to us, are true, correct and complete in all material respects; that the Mergers will be will be consummated in accordance with the Merger Agreement and as described in the Registration Statement; that the statements, representations, and agreements contained in the Tax Representation Letters are true, accurate and complete; that there is no change in applicable law between the date hereof and the effective time of the Mergers; that any representation in any of the documents referred to herein that is made based on the knowledge, belief or intention (or similar qualification) of any person or party is true, correct and complete without such qualification; that, prior to the effective time of the Mergers, none of the terms and conditions contained in the Merger Agreement have been waived or modified in any manner that would affect the opinion expressed herein; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. Any inaccuracy or change in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion, all of which are subject to reinterpretation or change (possibly with retroactive effect). The opinion we express herein is limited solely to matters governed by U.S. federal income tax laws. No opinion may be implied or inferred beyond that which is stated expressly in this opinion letter. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position or that any such contrary position will not be sustained by the courts. In addition, no assurances can be given that a change in the law on which our opinion is based, or the interpretation thereof, will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise of any such developments in the law.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth therein and herein, it is our opinion, under currently applicable U.S. federal income tax law, that the Mergers, taken together as a single integrated transaction, will constitute a reorganization within the meaning of Section 368(a) of the Code.

This opinion is being furnished in connection with the filing of the Registration Statement, and cannot be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein under the caption “Material U.S. Federal Income Tax Consequences of the Mergers.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder. Our opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events. We are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, inaccurate or incomplete, in which case, our opinion shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinion provided herein.

Sincerely,

/s/ Cooley LLP

COOLEY LLP